Exhibit 10.3

TRANSITION AGREEMENT AND GENERAL RELEASE

This Transition Agreement and General Release (the “Agreement”) confirms the following understandings and agreements between DENDRITE INTERNATIONAL, INC. (“Employer” or “Dendrite”), and MARK CIEPLIK (“Employee”) concerning Employee’s employment and the termination thereof.

1.             Employment Status:

(a)           Except as otherwise expressly set forth below, and unless his employment is sooner terminated, Employee’s last day of employment with the Company pursuant to the Employment Agreement by and between Employee and Employer dated June 9, 1997, as amended by Amendments dated May 16, 1999 and February 13, 2006 (the “Employment Agreement”) will be July 31, 2006.  Employee will continue to receive his base salary and benefits as set forth in Section 5 of his Employment Agreement through the earlier of the date he is terminated or July 31, 2006 (the “Transition Date”).

(b)           After the Transition Date, Employee shall continue to render services as Dendrite may reasonably request as set forth in paragraphs 3(b)(6) and 3(b)(7) of this Agreement.

(c)           Except as otherwise specifically set forth in this Agreement, after the Termination Date, Employee shall no longer be entitled to any further compensation or any monies from the Company or any of its affiliates or to receive any of the benefits made available to Employee during his employment at the Company.

(d)           Notwithstanding anything to the contrary, nothing in this Agreement alters Employee’s status as an at will employee, subject to paragraph 3 of this Agreement.

2.             Transition Duties:   Employee agrees to remain an employee and to assist the Company in the orderly transition of his responsibilities until the Transition Date.  Employee specifically agrees that he will continue to work on the response to Pfizer’s request for proposal (“RFP”) until the Transition Date and that he will use his best efforts to assist the Company’s in winning the business related to the RFP.  In addition, Employee will work with Natasha Giordano and Stu Thiede to develop and execute a transition plan.  As part of the transition of his duties, Employee may travel to Japan to meet with the President of Pfizer Japan and his staff.  Employee further agrees that prior to the Transition Date, he will comply with the policies and directives of Dendrite, devote his best efforts, skill and ability to promote the Company’s interests, perform his services hereunder, and work with other employees of the Company and its affiliates in a competent and professional manner and generally promote the interests of the Company and its clients.

3.             Payments and Benefits.

(a)           If Employee (i) signs this Agreement; (ii) does not revoke his signature (as set forth below in section 11); (iii) complies with his obligations under this Agreement; (iv) re-executes this Agreement as set forth below in paragraph 12; and (v) does not revoke his re-execution, and (vi) is terminated from his employment by Dendrite for any reason other than Cause or Disability (as those terms are defined in the Employment Agreement) prior to July 31, 2006, the Employer shall only provide Employee with the severance package set forth in sections 4(b) and 4(c) of the Employment Agreement.  For the sake of clarity, if Employee resigns or is terminated by Dendrite for Cause, he will not be entitled to any severance payments or benefits under his Employment Agreement or any payments or benefits under paragraph 3 of this Agreement.

(b)           If Employee is employed by Employer as of July 31, 2006, and Employee complies with his obligations in paragraphs 3(a)(i) — 3(a)(v) above, Employer shall provide Employee with the following transition package:

(1)           The Company shall continue to pay Employee his base salary, less applicable withholding taxes and deductions, through January 31, 2007.  These payments shall be paid to Employee in accordance with the Company’s normal payroll practices and will commence in the payroll period following the Company’s receipt of Employee’s re-executed Agreement.

(2)           The Company shall pay Employee, for calendar year 2006, a minimum bonus of $162,500, less applicable withholding taxes and deductions.  Such payment shall be made to Employee on or prior to March 15, 2007.

(3)           Employee will remain eligible to participate in the 2006 Dendrite Management Incentive Plan (“MIP”) through June 30, 2006, subject to the terms and conditions of the MIP.  Thereafter, Employee will no longer be eligible to participate in the MIP.

(4)           The Company will pay for Employee’s continued health, life, and disability insurance coverage through July 31, 2007, with Employee paying any applicable employee contributions, to the extent that such continued coverage is permitted by the applicable insurance plans.  Dendrite may provide such continued coverage through COBRA, in its discretion.  The Company’s obligations under this paragraph, however, shall cease upon Employee’s becoming eligible for another employer’s health plan.

(5)           Dendrite will reimburse Employee for up to $5,000 for costs associated with  the negotiation of this Agreement and his move to Illinois incurred prior to July 31, 2007, subject to Dendrite’s relocation policy and provided that Employee provides Dendrite appropriate documentation and verification of such costs in accordance with its policies and further provided that such costs are not eligible to be reimbursed by any future employer of Employee.

(7)           In addition to the benefits set forth in paragraphs 3(b)(1) through 3(b)(5) above, if Dendrite is awarded at least 50% of the services for which Pfizer issued the RFP (including End User Services, Server Hosting (excluding Disaster Recovery), SFA Application & Maintenance, Data Services (excluding Data Warehouse) and Training, hereinafter “RFP Services”)as determined by Dendrite in its sole discretion, which shall not be exercised in an arbitrary or capricious manner, then:

(i) For the period July 31, 2006 through January 31, 2007, Employee will make himself available at reasonable times and as reasonably required to assist the Company in servicing Pfizer and in the transition of his duties;

(ii) The bonus set forth above in paragraph 3(b)(2), shall be paid to Employee in 2006 either as a lump sum or pro-rata over the remaining 2006 payroll periods, as determined by the Company in its sole discretion; and

(iii) Employee will continue to vest in his stock options through January 31, 2007, subject to the terms and conditions of his stock option agreements and the stock option plan.

(8)           In addition to the benefits set forth in paragraph 3(b) of this Agreement, if Dendrite retains at least 80% of the RFP Services, as determined by Dendrite in its sole discretion, which shall not be exercised in an arbitrary or capricious manner.  Employee shall receive an additional bonus of $162,500 for calendar year 2006, which shall be paid to Employee on or prior to March 15, 2007.  In addition to Employee receiving his base salary set forth in paragraph 3(b)(1), the Company shall continue to pay him his base salary in the same manner as set forth in paragraph 3(b)(1) for the period through July 31, 2007.  Based on Employee’s agreement to extend the period to make himself available for transition as set forth in paragraph 3(b)(6)(i) until July 31, 2007, Employee will continue to vest in his restricted stock and stock options through July 31, 2007; subject to the terms and conditions of his restricted stock and stock option agreements and the respective restricted stock and stock option plans.

(9)           Dendrite shall have the right, in its sole and absolute discretion, to accelerate any payments or vesting described above in paragraph 3(b).  In addition, Dendrite may, in its reasonable discretion, provide Employee with any of the payments or benefits described above in paragraph 3(b) through any alternative means resulting in Employee’s receipt of substantially equivalent payments and/or benefits (e.g., lump-sum payment instead of payment over time).

(10)         In the event of Employee’s death, his estate shall receive the payments set forth in this Agreement on the same terms and conditions as set forth therein.  In the event that Employee dies before re-execution of the Agreement as set forth in sections 3 and 12, Employee’s estate must re-execute this Agreement on Employee’s behalf in order to receive the payments in this Agreement.

4.    Full Release:  In consideration of the compensation and benefits provided in section 3 herein, Employee, for himself, his heirs, executors, administrator, successors, and assigns (hereinafter referred to as the “Releasors”) hereby fully releases and discharges Employer, and its subsidiaries, parents, affiliates, successors or assigns together with their respective officers, directors, employees, agents, insurers, underwriters (all such persons, firms, corporations and entities being deemed beneficiaries hereof and are referred to herein as the “Releasees”), from any and all actions, causes of action, claims, obligations, costs, losses, liabilities, damages, attorneys’ fees, and demands of whatsoever character, whether or not known, suspected or claimed, which the Releasors have, or hereafter may have, against the Releasees by reason of any matter, fact or cause whatsoever from the beginning of time to the Effective Date of this Agreement, including, without limitation, all claims arising out of or in any way related to Employee’s employment or the termination of his employment.  To the best of its knowledge, Dendrite represents that it is unaware of any claims it may have against Employee, and Employee represents that, to the best of his knowledge, he is unaware of any conduct on his part that would give rise to any claims by Dendrite against him

All obligations, covenants, representations and rights of the parties set forth in this Agreement shall be binding on the heirs, successors and assigns of the parties and shall inure to the benefit of the parties’ respective heirs, administrators, successors and assigns.

Nothing contained in this Agreement shall impair any of Employee’s rights under the Company’s 401(k) Plan which shall continue to be governed in accordance with the terms & conditions of such Plan.

5.    Confidentiality:  Employee agrees that the terms of this Agreement have been and shall be held strictly confidential by him and his attorneys and accountants, and that he shall not, and shall instruct his attorneys and accountants not to disclose any such information, orally or in writing, to anyone else, including without limitation, any past, present or future employee or agent of the Employer.  Employee recognizes that, in the event he or his attorneys disclose any information contrary to the confidentiality provisions of this Agreement, any such disclosure would be a material breach of the Agreement for which the Employer shall be entitled to cease making any payments or providing any benefits under section 3, in addition to its other remedies in law, equity, and under this Agreement.  For the sake of clarity, it shall not be a breach of this paragraph in the event that a third party obtains the terms of this Agreement by virtue of Dendrite disclosing the terms of this Agreement in its public filings.

6.    Return of Property:  Upon termination of Employee’s employment or at any time upon the request of Employer, Employee agrees to return to Employer all property which Employee received, prepared or helped to prepare in connection with his employment including, but not limited to, all confidential information and all disks, notes, notebooks, blueprints, customer lists or other papers or material in any tangible media or computer readable form belonging to Employer or any of its customers, clients or suppliers, Employee agrees he will not retain any copies, duplicates or excerpts of any of the foregoing materials.  If Employee fails to comply with his obligations under this section 6, Employer will have no obligation to provide payments or benefits pursuant to section 3(a).

7.    Non-Disparagement: Employee agrees that he will not at any time make any statements or communicate any information (whether oral or written) that disparages or reflects negatively on the Employer or any of the Releasees.

8.    No Effect on Duties, Obligations or Restrictions Contained in Employment Agreement:  This Agreement does not amend, modify, waive or affect in any way Employee’s duties, obligations or restrictions under sections 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 21 and 22 of the Employment Agreement.  In further consideration of this Agreement, such Sections are hereby incorporated by reference and Employee agrees to abide by such provisions.  For purposes of clarification, the two-year post-employment restrictions set forth in section 11 of the Employment Agreement shall commence two years from the Transition Date.

9.    Releasees’ Express Denial of Liability:  The payment by the Releasees of the amount specified herein above shall not be deemed an admission that any liability of the Releasees exists, and in making such payment Releasees do not admit, and expressly deny, any liability.

10.  Waiver of Rights Under Other Statutes:  Employee understands that this Agreement includes the waiver of claims and rights Employee may have under other applicable statutes, including without limitation, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Employee Retirement Income Security Act; the Equal Pay Act; the Rehabilitation Act of 1973; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Family and Medical Leave Act; the New Jersey Family Leave Act; the New Jersey Law Against Discrimination; the Fair Labor Standards Act; the New Jersey Wage and Hour Act; and/or the New Jersey Conscientious Employee Protection Act, and any and all amendments to any of same.

11.  Waiver of Rights Under the Age Discrimination Act:  Employee understands that this Agreement, and the release contained herein, waives claims and rights Employee might have under the Age Discrimination in Employment Act (“ADEA”).  The monies and other benefits offered to Employee in this Agreement are in addition to any sums or benefits that Employee would be entitled without signing this Agreement.  For a period of seven (7) days following execution of this Agreement, Employee may revoke the terms of this Agreement by a written document received by Employer on or before the end of the seven (7) day period (the “Effective Date”).  The Agreement will not be effective until said revocation period has expired.  Employee acknowledges that he has been given up to twenty-one (21) days to decide whether to sign this Agreement.  Employee has been advised to consult with an attorney prior to executing this Agreement.

12.  Re-Execution:  In order to be entitled to the payments and benefits set forth in section 3 above, Employee must re-execute this Agreement on or after the Transition Date.  Employee will again have the opportunity to consider for 21 days whether to re-execute this Agreement.  If this Agreement is not re-executed or is subsequently revoked as provided herein, Employer will not be obligated to make the payments and benefits set forth in paragraph 3.  This in no way affects Employee’s prior release of claims under this Agreement.  Within seven (7) days of re-executing this Agreement, Employee will have the right to revoke such re-execution of this Agreement.  In the event Employee revokes his re-execution of this Agreement, Employer will have no obligation to provide the payments and benefits set forth in paragraph 3.  By Employee’s re-execution of this Agreement, the release set forth in paragraphs 4, 10 and 11 shall be deemed to cover any claims which he has, may have had, or thereafter may have existing or occurring at any time on or before the date which he re-executes this Agreement.

13.  No Suit:  Employee represents that he has not filed or permitted to be filed against the Employer or any of the other Releasees, individually or collectively, any lawsuits, and he covenants and agrees that he will not do so at any time hereafter with respect to the subject matter of this Agreement and claims released pursuant to this Agreement, except as may be necessary to enforce this Agreement or to challenge the validity of the release of his rights under the ADEA.  Except as otherwise provided in the preceding sentence, Employee will not voluntarily participate in any judicial proceeding against any of the Releasees that in any way involve the allegations and facts that he could have raised against any of the Releasees in any forum as of the date hereof.  Employee agrees that he will not encourage or cooperate with any other current or former employee of Employer or any potential plaintiff to commence any legal action or make any claim against the Employer or against the Releasees in respect of such persons employment with the Employer or otherwise.

14.  Remedies:  In the event Employee breaches any of the provisions of this Agreement (and in addition to any other legal or equitable remedy it may have), the Employer shall be entitled to cease making any payments under paragraph 3, providing any benefits or other consideration to Employee under paragraph 3 of this Agreement, recover any payments made to Employee or on his behalf under paragraph 3 (except two weeks’ pay), and recover the reasonable costs and attorneys’ fees incurred in seeking relief for any such alleged breach.  The remedies set forth in this paragraph 14 shall not apply to any challenge to the validity of the waiver and release of Employee’s rights under the ADEA.  In the event Employee challenges the validity of the waiver and release of his rights under the ADEA, then Employer’s right to attorney’s fees and costs shall be governed by the provisions of the ADEA, so that Employer may recover such fees and costs if the lawsuit is brought by Employee in bad faith.  Nothing herein shall affect in any way any of Employee’s obligations under this Agreement, including, but not limited to, his release of claims under paragraphs 4, 10 and 11.  Employee further agrees that nothing in this Agreement shall preclude Employer from recovering attorneys’ fees, costs or any other remedies specifically authorized under applicable law.

15.  Cooperation/Non-Cooperation:  Employee agrees to cooperate with Employer and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which he was involved or of which he has knowledge as a result of his employment with Employer.  Employer agrees to reimburse Employee for the reasonable and necessary out-of-pocket expenses incurred by him in connection with his obligations under this paragraph 15.  Employee further agrees that he will not encourage or cooperate or otherwise participate or confer with any current or former employee of the Company or any of the Releasees, individually or collectively, or any potential plaintiff, to commence any legal action or make any claim against the Company or any of the Releasees with respect to such person’s employment with the Company or its affiliates.

16.  Offset.  Employee authorizes Employer to offset any monies owed to Employer from any amount otherwise due under this Agreement.

17.  Change in Control.  In the event of a Change in Control (as defined in the Amendment to the Employment Agreement), the successor company shall be bound by the terms and conditions of this Agreement.

18.  Communications.                At Employee’s request, in response to any inquiries, Employer agrees to communicate to Dendrite’s and Pfizer’s employees that the reason for Employee’s separation from Dendrite is so Employee can join his family in Illinois.

19.  Entire Agreement:  This Agreement sets forth the entire agreement between the parties relating to the subject matter hereof and supersedes the Employment Agreement, the Amendment to the Employment Agreement dated May 26, 1999 and the Amendment to the Employment Agreement dated February 13, 2006, except as otherwise expressly set forth in this Agreement.  No amendment or modification of this Agreement shall be valid or binding upon the parties unless in writing and signed by both parties.

20.  Miscellaneous:

(a)          This Agreement shall be governed in all respects by laws of the State of New Jersey.

(b)         In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.  Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with the applicable law.

(c)          The paragraph headings used in this Agreement are included solely for convenience and shall not affect or be used in connection with the interpretation of this Agreement.

(d)         Employee represents that in executing this Agreement, he has not relied upon any representation or statement, whether oral or written, not set forth herein.

(e)          This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f)          All payments made to Employee under this Agreement will be subject to applicable withholding taxes.

ACCEPTED AND AGREED TO BY:

DENDRITE INTERNATIONAL, INC.

By:	/s/ Joseph Ripp
Title:	President & COO
Date:	6/6/06

MARK CIEPLIK

/s/ Mark Cieplik

Date:	6/6/06

Re-Executed:

/s/ Mark Cieplik

Date:	8/4/06